Exhibit 10.1

Grant No. __________________

THE GAP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT

The Gap, Inc. (the "Company") hereby grants to _____________ (the "Employee"), a stock option (“Option”) under The Gap, Inc. 2016 Long-Term Incentive Plan (the "Plan"), to purchase shares of common stock of the Company, $0.05 par value ("Shares"). This Option is subject to all of the terms and conditions contained in this Non-Qualified Stock Option Agreement, including the terms and conditions contained in the attached Appendix A and Appendix B (collectively, the “Agreement”). The date of this Agreement is ____________. Subject to the provisions of Appendix A and Appendix B and the Plan, the principal features of this Option are as follows:

Number of Shares Purchasable with this Option:	____________________

Price per Share:	____________________

Date of Grant:	____________________

Date(s) Stock Option is Scheduled to become Exercisable:

Vesting Date	Number of Shares Vesting on Vesting Date	Latest Date Option Expires
_______________	________________	________________
_______________	________________	_______________

_

As provided in the Plan and in this Agreement, this Option may terminate before the date written above, including before the Option becomes exercisable or is exercised. For example, if Employee has a Termination of Service before the date this Option becomes exercisable, this Option will terminate at the same time as such Termination of Service. See paragraphs 5 and 6 of Appendix A for further information concerning how changes in employment affect termination of this Option. PLEASE BE SURE TO READ ALL OF APPENDIX A, APPENDIX B AND THE PLAN, WHICH CONTAIN THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

IN WITNESS WHEREOF, the Company and the Employee have agreed to the terms of this Agreement, to be effective as of the date first above written.

THE GAP, INC
Dated:

By accepting or exercising this Option, electronically or otherwise, I understand and agree that this Option is 1) subject to all of the terms and conditions of this Agreement (including the attached Appendix A and Appendix B) and of the Plan, 2) not considered salary, nor is it a promise for future grants of Options, 3) not a term or condition of my employment with the Company (or one of its Affiliates), and 4) made at the sole discretion of the Company.

APPENDIX A

TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTION

1.    Grant of Option. The Company hereby grants to Employee under the Plan, as a separate incentive in connection with his or her employment with the Company or an Affiliate and not in lieu of any salary or other compensation for his or her services, a non-qualified stock Option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of the number of Shares set forth on page 1 of this Agreement. The Option granted hereby is not intended to be an Incentive Stock Option within the meaning of Section 422 of the Code.

2.    Exercise Price. The purchase price per Share (the "Exercise Price") shall be equal to the price set forth on page 1 of this Agreement. The Exercise Price shall be payable in the legal tender of the United States and, in the case of individuals subject to Section 16 of the Exchange Act of 1934 (“Section 16 Individuals”), shall only be payable pursuant to such procedure specifically approved by the Committee in resolutions.

3.    Number of Shares. The Option is subject to adjustment in accordance with Section 4.3 of the Plan. Subject to any required action of the stockholders of the Company, if the Company shall be the surviving corporation in any merger or consolidation, the Option granted hereunder (to the extent that it is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of Shares that are then subject to the Option would have been entitled. To the extent that the foregoing adjustments relate to stock or securities of the Company, such adjustments shall be made by the Compensation and Management Development Committee of the Company's Board of Directors (the "Committee"), whose determination in that respect shall be final, binding and conclusive. No fractional shares shall be issued under this Agreement. To the extent a fractional share is earned or exercised, the number of Shares shall be rounded down to the nearest whole number.

4.    Commencement of Exercisability. Except as otherwise provided in this Agreement, the right to exercise the Option awarded by this Agreement shall accrue as set forth on page 1 of this Agreement, assuming that Employee is still employed with, or providing consulting services to, the Company or an Affiliate through such date(s). If Employee is not employed with, or providing consulting services to, the Company or an Affiliate on such date(s), the Option shall terminate, as set out in paragraph 6.

5.    Postponement of Exercisability. Notwithstanding paragraph 4 or any other provision of this Agreement, prior to the date this Option is scheduled to become exercisable, the Committee, in its sole discretion, may determine that the right to exercise the Option awarded by this Agreement shall accrue on a date later than such date. The Committee shall exercise its power to postpone the commencement of exercisability only if the Committee, in its sole discretion, determines that Employee has taken a leave of absence (as determined from time to time by the Committee and in accordance with applicable law) since the date of this Agreement and such postponement is in compliance with applicable local laws. The duration of the period of postponement shall equal the duration of the leave of absence (or shorter period if necessary to comply with applicable local laws). If Employee does not return from the leave of absence, the Option shall terminate as set out in paragraph 6 as of the date the Employee is scheduled to return from leave of absence or mutually agreed upon last day of employment.

6.    Termination of Option. In the event that Employee has a Termination of Service (as described below) for any reason other than Retirement (as defined below), Disability, or death, this Option shall immediately thereupon terminate, except that Employee shall have three (3) months from such termination to exercise any unexercised portion of the Option which is exercisable as of the date of such termination (or, if earlier, until the date that is ten (10) years from the date of this Agreement). In the event of Employee's Retirement, Employee may, within one (1) year after the date of such Retirement, or within ten (10) years from the date of this Agreement, whichever shall first occur, exercise any unexercised portion of the Option (whether or not exercisable). In the event that Employee shall die while in the employ of the Company or an Affiliate or incur a Termination of Service due to Disability, any unexercised portion of the Option (whether or not exercisable) may be exercised by Employee or Employee's beneficiary or transferee, as hereinafter provided, for a period of one (1) year after the date of Employee's death (or Termination of Service due to Disability) or within ten (10) years from the date of this Agreement, whichever shall first occur. Notwithstanding the preceding two sentences, in the event that within one year of the date of this Agreement, Employee dies or has a Termination of Service due to Retirement or Disability, this Option shall immediately thereupon terminate except to the extent the Option is vested, if at all, in accordance with the vesting schedule set forth on page 1 of this Agreement (in which case such vested portion shall remain exercisable for the applicable time period described in this paragraph 6). For purposes of this Agreement, “Retirement” shall mean Employee’s Termination of Service for any reason (other than due to Employee’s misconduct as determined by the Company in its sole discretion) after Employee has attained age 60 and completed at least five (5) years of continuous service as an Employee of the Company or an Affiliate.

For purposes of this Agreement, Termination of Service shall have the meaning set forth in the Plan and be determined by reference to Employee’s service without reference to any other agreement, written or oral, including Employee’s contract of employment (if any). Thus, in the event of Employee’s Termination of Service (whether or not in breach of local labor laws), unless otherwise expressly provided for under this Agreement, Employee’s right to vest in and exercise the Option, if any, will terminate effective at the time of Employee’s Termination of Service; the Committee shall have the exclusive discretion to determine when the Employee has incurred a Termination of Service.

7.    Persons Eligible to Exercise. The Option shall be exercisable during Employee's lifetime only by Employee. The Option shall be non-transferable by Employee other than by a beneficiary designation made in a form and manner acceptable to the Committee (and provided the Committee allows for beneficiary designations), or by will or the applicable laws of descent and distribution.

8.    Death of Employee. To the extent exercisable after Employee’s death, the Option shall be exercised only by Employee’s designated beneficiary or beneficiaries, or if no beneficiary survives Employee or no beneficiary is designated, by the person or persons entitled to the Option under Employee’s will or in accordance with applicable local law, or if Employee shall fail to make testamentary disposition of the Option, his or her legal representative. Any transferee exercising the Option must furnish the Company (a) written notice of his or her status as transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of the Option and compliance with any laws or regulations pertaining to said transfer, and (c) written acceptance of the terms and conditions of the Option as prescribed in this Agreement.

9.     Exercise of Option. The Option may be exercised by the person then entitled to do so as to any Shares which may then be purchased (a) by giving written notice of exercise to the Company, specifying the number of full Shares to be purchased and accompanied by full payment of the purchase price thereof (and the amount of any income tax, social insurance, payroll tax, or any other required deductions or payments related to Employee’s participation in the Plan and legally payable by the Employee (“Tax-Related Items”)), and (b) by giving satisfactory assurances in writing if requested by the Company, signed by the person exercising the Option, that the Shares to be purchased upon such exercise are being purchased for investment and not with a view to the distribution thereof. The Company reserves the right to restrict the methods of payment of the Exercise Price if necessary to comply with local law or facilitate administration of the Plan, as determined by the Company in its sole discretion. Employee further agrees that any cross-border cash remittance made to exercise this Option or transfer proceeds received upon the sale of Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Employee to provide to such entity certain information regarding the transaction.

10. Tax Withholding and Payment Obligations. Regardless of any action the Company or Employee’s employer (the “Employer”) takes with respect to any or all Tax-Related Items, Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items legally due by Employee is and remains Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. Employee is also solely responsible for filing all relevant documentation that may be required of Employee in relation to his or her participation in the Plan or any Tax-Related Items, such as but not limited to personal income tax returns or any reporting statements in relation to the grant, holding, vesting, or exercise of the Option, the holding of Shares or any bank or brokerage account, the subsequent sale of Shares, and the receipt of dividends, if any. Employee further acknowledges that the Company and/or the Employer (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, holding, vesting, or exercise of the Option, the holding and subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate Employee’s liability for Tax-Related Items, or achieve any particular tax result. Employee also understands that applicable law may require varying Share or Option valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Optionee under applicable laws. Further, if Employee has become subject to tax in more than one jurisdiction, Employee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

No payment will be made to Employee (or his or her estate or beneficiary) in relation to an Option unless and until satisfactory arrangements (as determined by the Company) have been made by Employee with respect to the payment of any Tax-Related Items and any other obligations of the Company and/or the Employer with respect to the Option. In this regard, Employee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following, provided, however, that notwithstanding anything herein to the contrary, in the case of Section 16 Individuals, all Tax-Related Items shall only be satisfied by such procedure specifically approved by the Committee in resolutions:

(a)    withholding from Employee’s wages or other cash compensation paid to Employee by the Company or the Employer; or

(b)    withholding from proceeds of the sale of Shares acquired upon exercise of the Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on Employee’s behalf pursuant to this authorization); or

(c)    withholding in Shares to be issued upon exercise of the Option; or

(d)    surrendering already-owned Shares having a Fair Market Value equal to the Tax-Related Items that have been held for such period of time to avoid adverse accounting consequences.

If the obligation for Tax-Related Items is satisfied by withholding Shares, for tax purposes, the Employee is, subject to applicable law, deemed to have been issued the full number of Shares purchased, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of the Employee’s participation in the Plan. Employee shall pay to the Company or Employer any amount of Tax-Related Items that the Company may be required to withhold as a result of Employee’s participation in the Plan that cannot be satisfied by one or more of the means previously described in this paragraph 10. Employee acknowledges and agrees that the Company may refuse to honor the exercise and refuse to issue or deliver the Shares or the proceeds of the sale of Shares if Employee fails to comply with his or her obligations in connection with the Tax-Related Items.

11. Nature of Grant. In accepting the Option, Employee acknowledges that:

(a)     the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b)    the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options even if Options have been granted repeatedly in the past;

(c)    all decisions with respect to future awards of Options, if any, will be at the sole discretion of the Company;

(d)    Employee’s participation in the Plan is voluntary;

(e)    the Option and the Shares subject to the Option are extraordinary items that do not constitute regular compensation for services rendered to the Company or the Employer, and that are outside the scope of Employee’s employment contract, if any;

(f)    the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(g)    the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, or end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or the Employer;

(h)    the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, if Employee exercises the Option and obtains Shares, the value of the Shares acquired upon exercise may increase or decrease in value, even below the Exercise Price;

(i)    Employee also understands that neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar (or the selection by the Company or an Affiliate in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Option (or the calculation of income or Tax-Related Items thereunder);

(j)     in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from termination of employment by the Employer (for any reason whatsoever and whether or not in breach of local labor laws), and Employee irrevocably releases the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(k)    the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.     No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Employee’s participation in the Plan, or Employee’s acquisition or sale of the underlying Shares. Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Employee’s participation in the Plan before taking any action related to the Plan.

13.    Data Privacy. Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s Personal Data (as described below) by and among, as applicable, the Company and any Subsidiary or Affiliate or third parties as may be selected by the Company, for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that refusal or withdrawal of consent will affect Employee’s ability to participate in the Plan; without providing consent, Employee will not be able to participate in the Plan or realize benefits (if any) from the Option.

Employee understands that the Company and any Subsidiary or Affiliate or designated third parties may hold certain personal information about Employee, including, but not limited to, Employee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company or any Subsidiary or Affiliate, details of all Options or Shares awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor (“Personal Data”). Employee understands that Personal Data may be transferred to any Subsidiary or Affiliate or third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, Employee’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than Employee’s country. In particular, the Company may transfer Personal Data to the broker or stock plan administrator assisting with the Plan, to its legal counsel and tax/accounting advisor, and to the Subsidiary or Affiliate that is Employee’s employer and its payroll provider.

Employee should also refer to the Gap Inc. Employee Privacy Policy (which is available to Employee separately and may be updated from time to time) for more information regarding the collection, use, storage, and transfer of Employee’s Personal Data.

14.    No Rights of Stockholder. Neither Employee nor any person claiming under or through said Employee shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable upon the exercise of the Option, unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Employee.

15.    No Right to Continued Employment. Employee understands and agrees that this Agreement does not impact in any way the right of the Employer to terminate or change the terms of the employment of Employee at any time for any reason whatsoever, with or without good cause provided in accordance with applicable local law. Employee understands and agrees that unless contrary to applicable local law or there is an employment contract in place providing otherwise, his or her employment is "at-will" and that either the Employer or Employee may terminate Employee's employment at any time and for any reason subject to applicable local law. Employee also understands and agrees that his or her "at-will" status (if applicable) can only be changed by an express written contract signed by an authorized officer of the Company and Employee if the Employee’s employer is the Company.

16.    Addresses for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Legal Department, at The Gap, Inc., 2 Folsom, 13th Floor, San Francisco, California 94105, or at such other address as the Company may hereafter designate in writing. Any notice to be given to Employee shall be addressed to Employee at the address set forth beneath Employee's signature hereto, or at such other address as Employee may hereafter designate in writing. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified and deposited, postage and registry fee prepaid, in a United States post office or generally recognized international courier such as DHL or Federal Express.

17.    Non-Transferability of Option. Except as otherwise herein provided, the Option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of said Option, or of any right or privilege conferred hereby, contrary to the provisions hereof, or upon any attempted sale under any execution, attachment or similar process upon the rights and privileges conferred hereby, said Option and the rights and privileges conferred hereby shall immediately become null and void.

18.    Maximum Term of Option. Notwithstanding any other provision of this Agreement, this Option is not exercisable after the expiration of ten (10) years from the date of this Agreement.

19.    Binding Agreement. Subject to the limitation on the transferability of the Option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

20.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Terms used and not defined in this Agreement shall have the meaning set forth in the Plan.

21.    Committee Authority. The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon Employee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

22.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

23.    Modifications to this Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

24.    Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

25.     Notice of Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by this grant or the Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of San Francisco County, California, or the federal courts for the United States for the Northern District of California and no other courts, where this grant is made and/or to be performed.

26.     Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents or notices related to current or future participation in the Plan by electronic means. By accepting or exercising this Option, electronically or otherwise, Employee hereby consents to receive such documents or notices by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the use of electronic signatures or click-through acceptance of terms and conditions.

27.    Language. If Employee has received this Agreement, including Appendices, or any other document related to the Plan translated into a language other than English, and the meaning of the translated version is different than the English version, the English version will control.

28.    Appendix B. Notwithstanding any provisions in this Agreement, the Option grant shall be subject to any special terms and conditions set forth in Appendix B to this Agreement for Employee’s country. Moreover, if Employee relocates to one of the countries included in Appendix B, the special terms and conditions for such country will apply to Employee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. As stated above, Appendix B constitutes part of this Agreement.

29.    Imposition of Other Requirements. The Company reserves the right, without Employee’s consent, to cancel or forfeit any outstanding portion of the Option or to impose other requirements on Employee’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Employee also understands that the laws of the country in which Employee is residing or working at the time of grant, vesting, and/or exercise of this Option (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent exercise of this Option or may subject Employee to additional procedural or regulatory requirements that Employee is and will be solely responsible for and must fulfill, and neither the Company nor any Affiliate assumes any liability in relation to this Option in such case. Such requirements may be outlined in but are not limited to those described in Appendix B.

APPENDIX B

ADDITIONAL TERMS AND CONDITIONS OF THE GAP, INC.
NON-QUALIFIED STOCK OPTION AGREEMENT
NON-U.S. EMPLOYEES

Terms and Conditions

This Appendix B includes special terms and conditions applicable to Employee if Employee resides or works in or moves to or otherwise becomes subject to the laws or Company policies of one of the countries listed below. These terms and conditions are in addition to or, if so indicated, in place of, the terms and conditions set forth in the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.

Notifications

This Appendix B also includes country-specific information of which Employee should be aware with respect to his or her participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of February 2019. However, such laws are often complex and change frequently. As a result, the Company strongly recommends that Employee does not rely on the information noted herein as the only source of information relating to the consequences of Employee’s participation in the Plan because the information may be out of date at the time that Employee exercises the Option or sells Shares acquired under the Plan. In addition, the information is general in nature and may not apply to Employee’s particular situation, and the Company is not in a position to assure Employee of any particular result. Accordingly, Employee is advised to seek appropriate professional advice as to how the relevant laws in his or her country may apply to his or her situation. Finally, please note that if Employee is a citizen or resident of a country other than the country in which he or she is currently working, or transfers employment after grant, the information contained in this Appendix B may not be applicable to Employee.

Securities Law Notice

Unless otherwise noted, neither the Company nor the Shares for purposes of the Plan are registered with any local stock exchange or under the control of any local securities regulator outside the U.S. The Agreement, the Plan, and any other communications or materials that Employee may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S., and the issuance of securities described in any Plan-related documents is not intended for offering or public circulation outside the U.S.

EUROPEAN UNION

Data Privacy. Where Employee is a resident of the EU, the following provision applies and supplements Section 13 of Appendix A of the Agreement. Employee understands and acknowledges that:

•
The data controller is the Company; queries or requests regarding the Employee’s Personal Data should be made in writing to the Company’s representative relating to the Plan or Option matters, who may be contacted at: Global_Equity_Administration@gap.com

•	The legal basis for the processing of Personal Data is that the processing is necessary for the performance of a contract to which the Employee is a party (namely, this Agreement);

•	Personal Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan;

•
He or she may, at any time, access his or her Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data without cost or exercise any other rights they may have in relation to their Personal Data under applicable law, including the right to make a complaint to an EU data protection regulator.

CANADA

Securities Law Notice. The security represented by the Option and the offered Shares was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada. You acknowledge that as long as Gap, Inc. is not a reporting issuer in any jurisdiction in Canada, the offered Shares will be subject to an indefinite hold period in Canada and restrictions on their transfer in Canada. However, subject to applicable securities laws, you are permitted to sell Shares acquired through the Plan through a designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada via the stock exchange on which the Shares are traded.

Form of Payment. Notwithstanding anything to the contrary in the Plan or the Agreement, the Employee is prohibited from surrendering Shares that he or she already owns or attesting to the ownership of Shares to pay the Exercise Price or any Tax-Related Items in connection with the Option.

Foreign Share Ownership Reporting. If you are a Canadian resident, your ownership of certain foreign property (including shares of foreign corporations) may be subject to strict annual tax reporting obligations.  Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details.  It is your responsibility to comply with all applicable tax reporting requirements.

The following provisions will apply to Employees who are residents of Quebec:

Language Consent. The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

FRANCE

Non-Qualified Option. This Option is not intended to be French tax-qualified.

Language Consent.  In accepting the grant of the Option and the Agreement, which provides for the terms and conditions of the Option, Employee confirms that he or she has read and understood the documents relating to the Option (the Plan and the Agreement), which were provided in the English language. Employee accepts the terms of these documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant cette attribution d'Options et ce contrat qui contient les termes et conditions de cette attribution d'Options, l'employé confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’Attribution) qui lui ont été communiqués en langue anglaise. L'employé en accepte les termes en connaissance de cause.

Exchange Control Information. French residents with foreign account balances in excess of €1 million (or equivalent) must report monthly to the Banque de France.

GUATEMALA

Foreign Ownership Reporting. Although you are permitted to own shares in a US company and hold a US brokerage account, such off-shore holdings and accounts may be subject to reporting to the tax authorities and as part of your personal financial statements. Such requirements are your personal obligation, and you are advised to seek professional advice.

HONG KONG

Securities Law Notice. The Option and Shares issued upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to Employees of the Company and its Affiliates. The Agreement, including this Appendix B, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong. Nor have the documents been reviewed by any regulatory authority in Hong Kong. The Option is intended only for the personal use of each eligible Employee of the Company or its Affiliates and may not be distributed to any other person. If Employee is in any doubt about any of the contents of the Agreement, including this Appendix B, or the Plan, Employee should obtain independent professional advice.

INDIA

Form of Payment. Notwithstanding anything to the contrary in the Plan or the Agreement, due to legal restrictions in India, Employee will not be permitted to pay the Exercise Price by using a cashless sell-to-cover method of exercise (under which method a number of Shares with a value sufficient to cover the Exercise Price, brokerage fees and any applicable Tax-Related Items would be sold upon exercise and Employee would receive only the remaining Shares subject to the exercised Option). The Company reserves the right to allow additional forms of payment depending on the development of local law.

Tax Information. The amount subject to tax at exercise may be dependent upon a valuation of Shares from a Merchant Banker in India. The Company has no responsibility or obligation to obtain the most favorable valuation possible nor obtain valuations more frequently than required under Indian tax law.

Exchange Control Obligations. Employee understands that he or she must repatriate any proceeds from the sale of Shares acquired under the Plan to India and convert the proceeds into local currency within ninety (90) days of receipt. Dividends (if any) should be repatriated within 180 days of receipt. Employee will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. Employee should maintain the FIRC as evidence of the repatriation of fund in the event the Reserve Bank of India or the Employer requests proof of repatriation.

MEXICO

Labor Law Acknowledgment. The invitation Gap, Inc. is making under the Plan is unilateral and discretionary and is not related to the salary and other contractual benefits granted to you by your employer; therefore, benefits derived from the Plan will not under any circumstance be considered as an integral part of your salary . Gap, Inc. reserves the absolute right to amend the Plan and discontinue it at any time without incurring any liability whatsoever. This invitation and, in your case, the acquisition of shares does not, in any way, establish a labor relationship between you and Gap, Inc., nor does it establish any rights between you and your employer.

La invitación que Gap, Inc. hace en relación con el Plan es unilateral, discrecional y no se relaciona con el salario y otros beneficios que recibe actualmente de su actual empleador, por lo que cualquier beneficio derivado del Plan no será considerado bajo ninguna circunstancia como parte integral de su salario. Por lo anterior, Gap, Inc. se reserva el derecho absoluto para modificar o terminar el mismo, sin incurrir en responsabilidad alguna. Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y Gap, Inc. y tampoco genera derecho alguno entre usted y su empleador.

PEOPLE’S REPUBLIC OF CHINA

Mandatory Cashless Exercise. By accepting the Option, the Employee acknowledges and agrees that the Company or the Committee, in its sole discretion, has the right to require any exercise of the Option to be via a specified cashless exercise method only. Furthermore, the Company or the Committee, in its sole discretion, also has the right to determine that one of the following sales mechanisms will be pursued: (1) immediate sale of all the Shares issued upon the exercise of the Option ("Immediate Sale"); or (2) granting the Employee the right to hold Shares issued upon the exercise of the Option for a period of time and then sell the Shares on a future day at his own discretion ("Normal Sale"). In the event of a Termination of Service, the Company or the Committee shall also have the sole discretion to determine whether an Immediate Sale will occur. In any event, any Shares held shall be sold within 6 months of a Termination of Service or before the expiration of the Plan (whichever is earlier).

Shares will be transferred to a brokerage firm designated by the Company (the "Brokerage Firm"). The Brokerage Firm, on the Employee’s behalf, may, upon the Employee’s delivery of a properly executed written notice of exercise together with irrevocable instructions to the Brokerage Firm, thereafter immediately sell the Shares at the prevailing market price pursuant to any process for the sale set forth by the Company, and deliver the proceeds, less the Exercise Price, Tax-Related Items and any broker fees, to the Company or its designee, which would then remit the net proceeds to the Employee through the Company’s or Affiliate’s special-purpose foreign exchange bank account in China. As a result of an Immediate Sale as set forth in this Appendix B, no Shares would be delivered to the Employee, and the Employee would not have any resulting rights as a shareholder of the Company. If an Employee is permitted to hold Shares under the Normal Sale scenario, Employee agrees that Shares may not be moved to any account or brokerage firm not designated by the Company and may not be moved out of any permitted account other than upon the sale of such Shares.

Mandatory Repatriation and Special Administration in China.  The Employee’s ability to exercise the Option shall be contingent upon the Company or its Affiliate obtaining approval from the State Administration of Foreign Exchange (“SAFE”) for Employee’s participation in the Plan (to the extent required as determined by the Company in its sole discretion) and the establishment of a SAFE-approved special-purpose foreign exchange bank account for equity sale proceeds. Employee understands and agrees that he or she will be required to immediately repatriate the proceeds from any sale of Shares to China. Employee further understands that such repatriation of proceeds must be effected through the special-purpose foreign exchange account established by the Company or Affiliate, and Employee hereby consents and agrees that the proceeds from the sale of Shares will be transferred to such account prior to being delivered to Employee. Furthermore, Employee understands that due to SAFE approval requirements, there may be delays in delivering the proceeds to Employee; Employee will bear any exchange rate risk relating to any delay; Employee may be required to open a U.S. dollar bank account to receive the proceeds; and Employee may also be required to pay directly to the Company or an Affiliate any Tax-Related Items due on the exercise prior to receiving any proceeds from the sale of Shares. Furthermore, the Company may shorten the post-termination exercise periods if required by SAFE.

The Company also has the sole discretion to determine the mechanism to sell the Shares issued to Employee upon exercise of the Option. The provisions above pursuant to which Employee agrees to sell all Shares issued to him or her upon Termination of Service or immediately when the Shares are issued to him or her upon exercise at the then current market price is intended to be a plan pursuant to Rule 10b5-1 of the U.S. Securities Exchange Act of 1934 to the extent Employee is subject to this Act.  By signing the Agreement, Employee represents that he or she is not aware of any material non-public information about the Company at the time he or she is signing the Agreement.

Please note that the Company in its sole discretion may choose not to apply the above procedures to non-PRC citizens.

SINGAPORE

Securities Law Notice. The grant of the Option and any Shares thereunder is made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”), which provides an exemption from the prospectus and registration requirements under the SFA, and not with a view to the Option or Shares being offered for sale or sold to any other party in Singapore. Employee understands that this Agreement and/or any other document or material in connection with this offer and the underlying Shares have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. Any and all Shares to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA. By accepting the Option, Employee agrees not to sell or offer any Shares (received under this Option) in Singapore within six months of the date of grant and unless such sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than Section 280 of the SFA.

Director Notification Obligation. If Employee is a director, associate director or shadow director (i.e., a non-director who has sufficient control so that the directors act in accordance with the directions and instructions of this individual) of the Company’s local entity in Singapore, he or she is subject to notification requirements under the Singapore Companies Act. Some of these notification requirements will be triggered by Employee’s participation in the Plan. Specifically, Employee is required to notify the local Singapore company when he or she acquires or disposes an interest in the Company, including when Employee is granted the Option, receives Shares upon exercise and when Employee sells these Shares. The notification must be in writing and must be made within two days of acquiring or disposing of any interest in the Company (or within two days of initially becoming a director, associate director or shadow director of the Company’s local entity in Singapore). If Employee is unclear as to whether he or she is a director, associate director or shadow director of the Company’s local entity in Singapore or the form of the notification, he or she should consult with his or her personal legal advisor.

Exit Tax / Deemed Exercise Rule. Employee understands and agrees that if Employee has received Options in relation to his or her employment in Singapore, then if, prior to the exercise of the Option, Employee is 1) a permanent resident of Singapore and leaves Singapore permanently or is transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either ceases employment in Singapore or leaves Singapore for any period exceeding 3 months, Employee will likely be taxed on the Option on a “deemed exercise” basis, even though the Option has not yet been exercised. Employee should refer to the separate Stock Award and Option Guide and discuss his or her tax treatment with his or her personal tax advisor.

UNITED KINGDOM

Tax and National Insurance Contributions Acknowledgment. The following provision supplements paragraph 10 of the Agreement:

Employee agrees that if Employee does not pay or the Employer or the Company does not withhold from Employee the full amount of Tax-Related Items that Employee owes in connection with the exercise of the

Option and/or the acquisition of Shares pursuant to the exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Employee to the Employer, effective ninety (90) days after the Taxable Event. Employee agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by Employee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Employee by the Employer, by withholding in Shares issued at exercise of the Option or from the cash proceeds from the sale of such Shares or by demanding cash or a cheque from Employee. Employee also authorizes the Company to withhold the transfer of any Shares unless and until the loan is repaid in full.

Notwithstanding the foregoing, if Employee is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Employee is an officer or executive director and Tax-Related Items are not collected from or paid by Employee within ninety (90) days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Employee on which additional income tax and National Insurance contributions may be payable. Employee will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

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